Exhibit 1

AGREEMENT REGARDING THE JOINT FILING OF AMENDMENT NO. 3 TO SCHEDULE 13G

The undersigned hereby agree as follows:

(i)                                    Each of them is individually eligible to use the Schedule 13G/A to which this Exhibit is attached, and such Schedule 13G/A is filed on behalf of each of them; and

(ii)                                 Each of them is responsible for the timely filing of such schedule 13G/A and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

CDR-SATCO, L.L.C.

Date: February 14, 2012

	By:	/s/ David Wasserman
	Name:	David Wasserman
	Title:	Executive Vice President

CLAYTON, DUBILIER & RICE FUND VI
Limited Partnership
By: CD&R Associates VI Limited Partnership,
its general partner
By: CD&R Investment Associates VI,
Inc., its general partner

Date: February 14, 2012	By:	/s/ Theresa A. Gore
Name: Theresa A. Gore
Title: Vice President, Treasurer and Assistant Secretary

CD&R ASSOCIATES VI Limited Partnership
By: CD&R Investment Associates VI,
Inc., its general partner

Date: February 14, 2012

	By:	/s/ Theresa A. Gore
	Name:	Theresa A. Gore
	Title:	Vice President, Treasurer and Assistant Secretary

CD&R INVESTMENT ASSOCIATES VI, INC.

Date: February 14, 2012

	By:	/s/ Theresa A. Gore
	Name:	Theresa A. Gore
	Title:	Vice President, Treasurer and Assistant Secretary